                                                                  DRAFT: 9/16/96

   As filed with the Securities and Exchange Commission on October 11, 1996


                                                  Registration No. 333-12613

                       SECURITIES AND EXCHANGE COMMISSION

                              AMENDMENT NO. 1 TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  SERAGEN, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                         -------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   04-2662345
                               -------------------
                                (I.R.S. Employer
                               Identification No.)

                 97 South Street, Hopkinton, Massachusetts 01748
                                 (508) 435-2331
                  --------------------------------------------
                          (Address, including zip code,
                       and telephone, including area code,
                  of registrant's principal executive offices)

                                George W. Masters
                             Chief Executive Officer
                                  Seragen, Inc.
                                 97 South Street
                               Hopkinton, MA 01748
                                 (508) 435-2331
                     ---------------------------------------
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    Copy to:
                           Jeffrey M. Wiesen, Esquire
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                                Boston, MA 02111
                                 (617) 542-6000

                     --------------------------------------


         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                  SERAGEN, INC.

                        13,833,406 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                           --------------------------

         The 13,833,406 shares of Common Stock of Seragen, Inc., a Delaware corporation (the "Company" or "Seragen"), offered hereby are being sold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference is made. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fees of legal counsel, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.


         The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. The Common Stock is listed on the Nasdaq Stock Market ("Nasdaq") under the symbol SRGN. On October 7, 1996, the closing sale price of the Common Stock, as reported by Nasdaq, was $2 7/8 per share.

                           --------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

                           --------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

         No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           --------------------------

               The date of this Prospectus is October 11, 1996.

                              AVAILABLE INFORMATION
                              ---------------------

         The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

         The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Seragen, Inc., 97 South Street, Hopkinton, MA 01748, telephone
(508) 435-2331 and directed to the attention of Thomas N. Konatich, Vice President for Finance and Chief Financial Officer.

                                TABLE OF CONTENTS

                                                                           PAGE

RISK FACTORS...........................................................    - 4 -

GLOSSARY OF TECHNICAL TERMS............................................   - 13 -

THE COMPANY............................................................   - 15 -

SELLING STOCKHOLDERS...................................................   - 17 -

PLAN OF DISTRIBUTION...................................................   - 18 -

LEGALITY OF COMMON STOCK...............................................   - 19 -

EXPERTS  ..............................................................   - 19 -

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................   - 19 -

                                  RISK FACTORS

         An investment in the shares being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing the shares offered hereby. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the Form 10-K") and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30 1996, and under "Business" in the Form 10-K, incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

EARLY STAGE OF PRODUCT DEVELOPMENT

         Seragen has not yet marketed or generated revenues from the commercialization of its potential therapeutic products. All of the Company's potential products will require significant development, laboratory and clinical testing and regulatory review prior to their commercialization. There can be no assurance that the Company's products now in pre-clinical trials will be successful in human clinical trials, or that unintended or toxic side effects will not occur. With respect to those products currently in, or which in the future advance to, various phases of human clinical trials, there can be no assurance that such products will prove to be efficacious or that unintended or toxic side effects will not occur. Furthermore, any of these products which are successfully developed over the course of several years of rigorous pre-clinical and clinical testing will be subject to significant regulatory review and approval, which may take an additional several years, prior to their commercial sale. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any products developed by the Company. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. See "Business--Government Regulation" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K"). Generally, only a small percentage of new pharmaceutical products are approved for sale. No assurance can be given that the Company will succeed in the development and marketing of any new therapeutic products, or that such products, if developed, can be produced in commercial quantities at reasonable costs to the Company. Seragen expects that its products currently at the most advanced stages of development will not be available for commercial sale or use for several years, if at all. See "Business--Products" and "Business--Product Development Update" in the 1995 Form 10-K.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT

         The Company has experienced significant operating losses in each year since its inception and as of June 30, 1996, had an accumulated deficit of approximately $162 million since May 31, 1985. The Company expects to incur additional operating losses over the next several years and expects cumulative losses to increase as the Company's research and development and clinical trial efforts expand. The Company's ability to achieve a profitable level of operations is dependent, in large part, on completing product development and commercialization, obtaining regulatory approvals for its products, and making the transition from research and development to manufacturing and marketing. There can be no assurance that the Company will ever achieve a profitable level of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "June 30, 1996 Form 10-Q").


ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING


         The Company has expended and will continue to expend substantial funds to complete the research and development of its products, establish commercial-scale manufacturing facilities and market its products. The Company currently has only limited manufacturing facilities, limited internal capability to conduct and evaluate human clinical trials, and no sales or marketing organization. The Company will require funds for these purposes. The Company anticipates that its available cash and existing sources of funding should be adequate to maintain its currently planned operations until approximately December 31, 1996, including the continuation of a pivotal trial for cutaneous T-cell lymphoma ("CTCL"). It is assumed that the Company's strategic partner Eli Lilly and Company ("Lilly"), will provide the funds required for the CTCL clinical trial under the terms of its agreement with the Company. Lilly, however, has the right to terminate its funding of this trial based on findings that occur as clinical trials progress and input from regulatory agencies is received, guided by the medical need for and potential commercial reward of IL-2 Fusion Proteins for this indication. If Lilly exercises its option to terminate its funding of the CTCL trial, the Company will need additional funding in order to carry on the trial. In addition, the Company will need additional funding in order to conduct pivotal trials in other disease indications. The Company's ability to finance its operations beyond October 15, 1996 is dependent upon its ability to raise additional capital through equity or debt financings, possible additional payments under the strategic alliance with Lilly, or such other sources of financing, including partnerships, as may be required. No assurance can be given that additional funds will be available to the Company to finance its development on acceptable terms, if at all, or, if available, that such arrangements would not require the Company to relinquish rights to certain products or markets in exchange for funding. In addition, no assurance can be given that Seragen will receive any payments under the alliance with Lilly other than the initial $10 million payment received in August 1994 (see "The Company"), and approximately $4.9 million reimbursement for clinical trial costs received as of June 30, 1996. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result. If adequate additional funds are not available from operations or other sources of financing, the Company's business will be materially and adversely affected. If adequate additional funds are not available, the Company may determine to allocate available financial resources only to certain product development programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the June 30, 1996 Form 10-Q.

CONTROL BY BOSTON UNIVERSITY; CONFLICTS OF INTEREST

         Boston University owns approximately 50% of the total shares of outstanding Common Stock of the Company, and is able to elect a majority of the Directors and control the corporate actions of the Company. Boston University is a charitable, non-profit corporation, and as such its operations and investments are subject to review and monitoring by the Attorney General of Massachusetts. Boston University has agreed to provide the Attorney General with information concerning its investment in Seragen. Although Boston University has advised Seragen that it currently has no intention of selling any shares of Common Stock at any particular time, Boston University may determine to sell all or a portion of the shares of Common Stock held by it or otherwise take actions which the Trustees of Boston University deem to be in the best interests of Boston University but which may be adverse to the interests of all other stockholders of the Company. If the Attorney General were to conclude that Boston University's investment in the Company was not prudent, he could institute a suit to require Boston University to divest itself of all or part of its shares of Common Stock. Due to its control of the Board of Directors of Seragen and certain of its agreements with the Company to register its shares, Boston University has the ability to require the Company to file a registration statement under the 1933 Act with respect to such a sale, subject to the agreements described above. Such sales, whether or not pursuant to a registration statement, could have a material adverse effect on prevailing market prices and impair the Company's ability to raise capital at such time through the sale of its equity securities.


RELIANCE ON FUSION PROTEIN TECHNOLOGY; TECHNOLOGICAL CHANGE AND COMPETITION

         Although the Company has products under development for a number of different disease indications, all of the Company's potential products are based on fusion protein technology. The Company's future success is entirely dependent on the clinical and commercial viability of fusion protein products. The biotechnology industry is subject to rapid and significant technological change. Competitors of the Company are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing other fusion proteins, technologies and products that are more effective than any which are being developed by the Company, or which would render the Company's technology and products obsolete and noncompetitive. Many of these competitors (including certain competitors developing other fusion protein products) have substantially greater financial and technical resources, and production and marketing capabilities than does the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in undertaking pre-clinical testing and human clinical trials of new or improved pharmaceutical products and obtaining U.S. Food and Drug Administration ("FDA") and other regulatory approvals of products for use in health care. The Company has limited experience in conducting and managing pre-clinical and clinical testing necessary to obtain such approvals. Although the Company's alliance with Eli Lilly could enhance its ability to obtain such approvals, there can be no assurance that the alliance with Eli Lilly will continue. Moreover, even with such alliance, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing and marketing capabilities, areas in which it has limited or no experience. See "Business--Competition" in the Company's 1995 Form 10-K.

DEPENDENCE ON COLLABORATIVE PARTNERS

         In August 1994, Seragen entered into a strategic alliance with Lilly which gives Lilly the exclusive worldwide development, distribution and marketing rights, except in certain Asian countries, to Seragen's IL-2 Fusion Protein for the treatment of cancer, and the option to acquire such rights for other indications for IL-2 Fusion Protein and for other Seragen products under development. As part of this alliance, Lilly is currently funding the costs of a Phase III clinical trial for CTCL. Although the Company has received approximately $4.9 million reimbursement for clinical development costs from Lilly as of June 30, 1996, Lilly has the right under its agreement with the Company to terminate its future funding of the CTCL clinical trials. Accordingly, there can be no assurance that Seragen will receive any further payments under the alliance. Even if Lilly does continue its funding under the strategic alliance, there can be no assurance that this collaboration will result in a successfully commercialized product. If Lilly terminates its funding of the CTCL clinical trials or declines to exercise its options with respect to other fusion protein indications, the Company may seek other collaborative arrangements to develop and commercialize its products in the future. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that such collaborative arrangements will be successful.

         Lilly has provided substantially all of the Company's revenues for the current fiscal year. The Company anticipates that all or a significant portion of its revenues for the remainder of this fiscal year will be derived from Lilly. There can be no assurance that the Company will receive any further revenues from Lilly. If the Company does not receive anticipated funding from Lilly and does not receive adequate additional funds, the Company's business will be materially adversely affected. See "Additional Financing Requirements and Access to Capital Funding."

PATENTS, LICENSES AND PROPRIETARY RIGHTS

         Seragen has licenses and rights to obtain licenses (many of which are, or will be, exclusive licenses) to patents and patent applications which have been filed by its institutional collaborators. In addition, Seragen has itself been issued patents and has filed applications for a number of patents. There can be no assurance that any licenses or issued patents will provide the Company with significant protection against competitors, that patent applications will result in patents being issued to the Company or its institutional collaborators or that the Company will be able to exercise its rights to obtain such licenses. Moreover, in certain circumstances, exclusive licenses may become nonexclusive.

         A portion of the Company's technology was transferred to the Company by Boston University. Boston University acquired such technology in August 1987 from Hafslund Nycomed AS ("Nycomed"), a former stockholder in the Company. Under the terms of the agreement governing the transfer from Boston University to the Company, the Company is required to pay Boston University and Nycomed certain royalties on the sales by the Company of any products covered by such technology. In addition, Boston University retains a security interest in the technology and could reacquire all ownership rights in the technology upon a default by the Company under the terms of such agreement. The events which would allow Boston University to reacquire ownership rights to the technology are continuing default by the Company under the agreement, a default under any agreement or instrument evidencing borrowing by the Company guaranteed by Boston University, the Company suspending or discontinuing its business, or the bankruptcy or insolvency of the Company. See "Certain Transactions" and "Business--Patents, Licenses and Proprietary Rights" in the

Company's 1995 Form 10-K. The Company is also obligated to pay certain royalties to Harvard College and others on certain product sales by the Company.

         The Company's success will depend, in part, on its ability to obtain patent protection for its products, both in the United States and in other countries. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. The Company has filed and intends to continue to file applications as appropriate for patents covering both its products and processes. Worldwide, the Company owns or holds exclusive licensing rights to over 40 issued patents covering certain aspects of its technology, products, and the methods for their production and use. There can be no assurance that the Company's patent applications will result in patents being issued or that, if issued, the patents will afford protection against its competitors.

         Competitors have filed applications for patents or have been issued patents, and they may obtain additional patents and other proprietary rights, relating to products intended to be comparable in function to products being developed by the Company, as well as products or processes competitive with those of the Company. The scope and validity of such patents, the extent to which the Company may be required to obtain licenses under any such patents or other proprietary rights and the cost and availability of such licenses are presently unknown.

         In December 1994, the Company entered into a license agreement with Ajinomoto Co., Inc. ("Ajinomoto") which provides the Company with worldwide rights to Ajinomoto's IL-2 gene patents as they relate to the Company's fusion proteins. The Company is also aware that Ajinomoto has filed a patent application in Japan for the use of an IL-2 fusion protein for the treatment of autoimmune diseases. Ajinomoto has informed the Company that there are no counterpart applications to this patent application outside of Japan, and has agreed not to assert any of its rights under this patent application against the Company.

         In addition, the Company may need to obtain a license to certain other United States and foreign patents for certain products or processes contemplated by the Company. There can be no assurance that licenses will be available from the owners of such patents or will be available on terms acceptable to the Company. Moreover, there can be no assurance that all United States and foreign patents that may pose a risk of infringement have been identified.

         The Company also relies upon unpatented proprietary technology. There can be no assurance that the Company can adequately protect its rights in such unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to the Company's proprietary technology, or disclose such technology. See "Business--Patents, Licenses and Proprietary Rights" in the Company's 1995 Form 10-K.

STATUTORY AND GOVERNMENT REGULATION

         The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Rigorous pre-clinical and clinical testing requirements and the regulatory approval process will take a number of years and require the expenditure of substantial resources. Delays in obtaining regulatory approvals would adversely affect the marketing of products developed by the Company and the Company's ability to receive product revenues or royalties. The Company has entered into a strategic alliance with Lilly in connection with the development, production, marketing and sale of its IL-2 fusion protein. If Lilly does not exercise its options to add future fusion protein molecules to the strategic alliance, the Company may enter into additional corporate partnerships and other agreements in connection with the development, manufacturing, marketing and sale of those products that do not become part of the Lilly alliance. Such arrangements would be subject to fair trade regulation by numerous governmental and inter-governmental authorities in the United States and other countries. There can be no assurance that any agreements entered into by the Company and international pharmaceutical partners on terms favorable to the Company would be found to be binding and enforceable if subject to any judicial or administrative action by any governmental authority. If the agreement with Lilly were terminated, and the Company failed to establish additional partnerships in developing, producing, marketing and selling certain of its products, such failure could have a material adverse effect on the Company.

         The Company is also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could adversely impact the Company's operations. See "Business--Government Regulation" in the Company's 1995 Form 10-K.

         The Company is unable to predict the extent of adverse government regulation which might arise from future or pending United States or foreign legislative or administrative action. See "Business--Government Regulation" in the Company's 1995 Form 10-K.

LIMITED MANUFACTURING CAPABILITIES

         The Company has not yet introduced any therapeutic products commercially. To be successful, the Company's products must be manufactured in commercial quantities, in compliance with regulatory requirements, and at acceptable costs. Although the Company has produced its products in the laboratory and scaled its production process to pilot levels, production in commercial quantities will create technical, regulatory and financial challenges for the Company. In 1993, the Company completed construction of a manufacturing facility for future production of commercial quantities of fusion proteins and recently completed the start up and testing of this manufacturing facility. The fermentation and isolation systems of the new facility are operational and currently going through validation. There is no assurance, however, that these systems will be successful in the validation phase, or that the facility will meet the Company's future needs. Moreover, the Company itself has never engaged in large-scale manufacturing. Although the Company's ability to engage in large-scale manufacturing may be enhanced by its alliance with Lilly, there can be no assurance that the Company's alliance with Lilly will continue. In addition, in order for the new manufacturing facility to produce material that can be marketed, it must be inspected and licensed by the FDA and, once licensed, operated in accordance with current GMP (Good Manufacturing Practices). The Company has limited manufacturing experience, and no assurance can be given that it will be able to make the transition to commercial production successfully. The Company regularly contracts with a variety of firms for testing and manufacturing services, some of which services are essential to the Company. Generally, these agreements may be terminated at any time by any of the parties thereto. No assurance can be given that the Company will be able to make the transition to commercial production successfully.

         The Company initiated a Phase III pivotal clinical trial in patients with cutaneous T-cell lymphoma with DAB389IL-2 in the first quarter of 1995. The Company anticipates that the patients enrolled in the projected Phase III pivotal study would receive DAB389IL-2 produced in the

Company's new manufacturing facility. Accordingly, a delay in the licensing by the FDA of the new facility could potentially result in a delay of the approval for marketing of that product.


NEED FOR COMMERCIAL SALES AND MARKETING CAPABILITIES

         Although the Company may market certain of its products through a direct sales force, if and when regulatory approvals are obtained, it currently has no marketing or sales staff. Significant additional expenditures, management resources and time will be required to develop a sales force to the extent that the Company determines not to, or is unable to, arrange third party distribution for its products. There can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products. In addition, although Lilly, the Company's strategic partner, has significant expertise in sales and marketing, there can be no assurance that the strategic alliance with Lilly will continue or that Lilly will be successful in selling and marketing the Company's fusion protein products. While health insurance providers typically cover the cost of in-patient therapy, the entire health care industry is becoming increasingly price sensitive, and there can be no assurance that the marketing of the Company's products will be supported by appropriate reimbursement.

DEPENDENCE ON KEY PERSONNEL

         Because of the specialized nature of the Company's business, the Company's success will depend in large part on its continued ability to attract and retain highly qualified scientific and business personnel with the skills and experience appropriate to the Company's stage of development. Competition for such personnel is intense. The loss of key personnel, or the inability to attract and retain the highly skilled employees required for the advancement and expansion of the Company's activities, could adversely affect its business.

UNCERTAIN EXTENT OF REIMBURSEMENT

         In both the U.S. and foreign markets, Seragen's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. See "Potential Adverse Impact of National Health Care Reform." Significant uncertainty may exist as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable Seragen to maintain price levels or sales volume sufficient to realize an appropriate return on its investment in product development. In addition, Congress has given drug pricing extensive scrutiny and proposals have been made to control pricing of pharmaceuticals. Such controls, if adopted, may further serve to limit the Company's return on its investment in product development.

POTENTIAL ADVERSE IMPACT OF NATIONAL HEALTH CARE REFORM

         There have been, and the Company expects that there will be, a number of proposals for a government-directed national health care system in the United States. Adoption of such a system could limit reimbursement for medical products and services, and prevent the Company from maintaining price levels sufficient to realize an appropriate return on its investment in product development. Although the Company is not able to predict whether any such proposal will be adopted, the adoption of such reform measures could have a material, adverse effect on the Company's business financial condition and profitability.


PRODUCT LIABILITY

         The testing, marketing and sale of human health care products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. Although the Company currently maintains what management believes to be adequate product liability insurance for its current stage of development, such existing coverage may not be adequate either currently or as and when the Company further develops products. There can be no assurance that the Company will be able to maintain or increase its current insurance coverage in the future on acceptable terms or that any claims against the Company will not exceed the amount of such coverage.

POSSIBLE VOLATILITY OF STOCK PRICE

         There has been significant volatility in the market price of securities of biotechnology companies, including the Common Stock of the Company. Various factors and events, including announcements by the Company or its competitors concerning patents, proprietary rights, technological innovations, actual or potential results of clinical trials or new commercial products, as well as public concern about the safety of biotechnology, may have a significant impact on the Company's business and on the market price of the Common Stock.

         Boston University's investment in Seragen has from time to time been the subject of media attention. Additionally, the media has reported extensively on investigations by the Attorney General of Massachusetts of the relationships among Boston University (a charitable, nonprofit corporation whose operations are subject to review and monitoring by the Attorney General), its Chancellor and its Trustees, some of whom are Directors of the Company, to determine whether they have fulfilled their fiduciary responsibilities to Boston University and whether there are any conflicts of interest between Boston University and its President and/or Trustees in certain financial dealings. Although Boston University has entered into a settlement agreement with the Attorney General establishing policies and procedures for the selection and terms of office of Boston University's trustees, voting on interested transactions and approval of compensation of its officers, there can be no assurance that further publicity about Boston University's investment or the Attorney General's reported investigation, including adverse publicity, will not occur or that such publicity will not create volatility in the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of the Company's Common Stock. Approximately
6.3 million shares of Common Stock are currently freely tradeable on the open market. In addition, approximately 9.0 million shares are eligible for sale pursuant to Rule 701 or Rule 144 of the Act. Also, there were a total of 1,660,372 options to purchase Common Stock outstanding as of September 16, 1996 pursuant to the Company's stock option plans and 1,148,279 of such options can be exercised at any time prior to their respective expiration dates. As of September 16, 1996, 281,751 shares of Common Stock were issuable upon the exercise of warrants issued in connection with the Company's February 1994 private placement and 2,776,664 shares of Common Stock were issuable upon the exercise of warrants issued in connection with the Company's June 1995 loan guarantee. In addition to the 13,833,406 shares offered hereby, the 3,058,415 shares of Common Stock issuable upon exercise of the warrants and an additional 1,127,004 shares of Common Stock issued in the Company's February 1994 private placement have been registered under the Act for resale by the holders thereof. In August 1994, the Company issued 787,092 shares of its Common Stock to Lilly in a private placement. Lilly has the right under an agreement with the Company to include its shares in certain registrations filed by the Company under the Act. As of September 16, 1996, 434 Preferred Stock (the "Series A Shares") were converted into 196,620 shares of Common Stock and are currently freely tradeable in the open market. As of September 16, 1996, there were 3,566 Series A Shares which were immediately convertible into shares of Common Stock.

DILUTION

         Dilution is likely to occur upon the exercise of outstanding stock options and warrants, and conversion of preferred stock. See "Shares Eligible for Future Sales".

ABSENCE OF DIVIDENDS

         Since its inception, the Company has not paid any cash dividends on the Common Stock. The Company does not anticipate paying cash dividends in the foreseeable future.

                         GLOSSARY OF TECHNICAL TERMS

AIDS Acquired Immune Deficiency Syndrome. A viral disease, caused by infection of the immune system with HIV, which often leads to other life-threatening infections and malignancies.

Autoimmune disease         A disease in which the immune system mistakenly
                           identifies the body's cells and tissues as foreign and attempts to destroy them. Rheumatoid Arthritis, Recent Onset Type-1 Diabetes, Multiple Sclerosis and
                           Lupus are believed to be autoimmune diseases.

Cytotoxic                  Toxic or lethal to cells.

Diphtheria toxin           A toxic protein produced and secreted by the bacteria
                           Corynebacterium diphtheriae. In its natural form, diphtheria toxin is highly cytotoxic for many human cells and tissues.

EGF Epidermal Growth Factor. A polypeptide hormone which stimulates cell growth and proliferation of a variety of cells.

FDA United States Food and Drug Administration. The government agency responsible for approving the commercial sale of drugs.

Fusion protein             A genetically engineered protein comprised of domains
                           of a toxin molecule that are genetically linked to a targeting ligand such as a growth factor or polypeptide hormone.

GMP Good Manufacturing Practices. A set of FDA established guidelines for the manufacture of drugs and biologics.

Growth factor              A substance that promotes the growth of cells or
                           tissues.

HIV Human Immunodeficiency Virus. The virus responsible for AIDS and related diseases.

IL-2 Interleukin-2. A protein produced by lymphocytes which is involved in signalling between cells of the immune system.

Ligand A molecule or compound capable of binding to a receptor.

Lupus Systemic Lupus Erythematosus. An autoimmune disease characterized by the production of antibodies against host substances leading to inflammation and damage to multiple organs and tissues.

Lymphoma A malignant proliferation of the lymphatic tissue or lymph glands.

Partial response           In cancer clinical trials, elimination of 50% to 99%
                           of the targeted tumor for a period of four weeks or more.

Peptide                    A molecule composed of two or more amino acids.
                           Larger peptides are typically referred to as proteins.

Pharmacokinetics           The rates of absorption, distribution, metabolism and
                           excretion of a drug.

Polypeptide hormone        A protein formed by one organ which acts on another
                           organ to stimulate functional activities.

Protein A large molecule composed of amino acids. Antibodies and fusion proteins are examples of proteins.

Psoriasis                  An inflammatory and proliferative disease of skin,
                           believed to be an autoimmune disease.

Recent Onset Type-1
 Diabetes An autoimmune condition, characterized by lymphocyte damage to the pancreatic cells which produce insulin, leading to the inability to control blood glucose levels.

Receptor A molecule on a cell surface to which a substance, such as a ligand, selectively binds.

Rheumatoid Arthritis       An autoimmune disease resulting in inflammation and
                           destruction primarily of joint tissues.

Solid tumor                A circumscribed growth which arises from existing
                           tissue but grows unregulated and independently of the normal rate of the tissue.

T-cell                     A type of lymphocyte active in the immune response.

Toxin A molecule, usually a protein, that is poisonous or lethal to living cells.

                                   THE COMPANY

         Seragen is a leader in the discovery and development of a new class of therapeutic products known as fusion proteins. Fusion proteins consist of fragments of toxins fused to ligands that target specific cell surface receptors. These fused molecules are designed to (1) bind to specific receptors which are present on the surface of disease-causing or diseased cells, (2) penetrate the targeted cells and (3) destroy their ability to manufacture proteins, thereby killing the targeted cells and eliminating their ability to spread disease. The Company's fusion proteins were developed using proprietary technology and have potential applications in a wide range of human diseases, including diseases that are either incurable or for which existing therapies are of limited effect. These diseases include cancers and autoimmune diseases, such as psoriasis, rheumatoid arthritis, and recent onset type-1 diabetes, as well as other conditions and diseases involving the immune system, such as HIV infection/AIDS. The Company believes that the highly selective nature of its potential products may allow for greater potency and result in significantly fewer adverse effects than existing or other potential drugs designed to treat the same diseases. The Company has not yet introduced any therapeutic products commercially.

         Seragen's IL-2 Fusion Protein is the primary focus of the Company's current development efforts. With its second generation agent, DAB389IL-2, the Company has engaged in Phase I/II clinical trials in patients with currently unresponsive lymphomas, psoriasis, severe rheumatoid arthritis, recent onset type-1 diabetes, and HIV infection. Promising indications of safety and efficacy have been seen in certain of these disease indications. Phase III clinical trials of DAB389IL-2 in patients with cutaneous T-cell lymphoma were initiated in 1995. The Company initiated a double-blind placebo controlled Phase II clinical trial to determine the safety and effectiveness of DAB389IL-2 in patients with moderate-to-severe psoriasis in 1995. The study was concluded in December 1995 to allow the Company to conduct a broad safety review of the trial data because one patient in the trial had unexpectedly developed blood clots. In April 1996, after review of the safety data supplied by the Company, the U.S. Food and Drug Administration (the "FDA") agreed to allow the Company to proceed with developing its next clinical trial for psoriasis. Seragen initiated a Phase I/II clinical trial with a second fusion protein, DAB389EGF (Epidermal Growth Factor Fusion Protein), in January 1994. The Phase I/II dose escalation clinical trials of DAB389EGF in patients with certain solid tumors that express the EGF receptor investigated safety, tolerability, pharmacokinetics and biological effects. In August 1996, Seragen initiated a Phase I/II dose escalation clinical trial with DAB389EGF in patients with non-small cell lung cancer.

         Fusion proteins represent a new class of therapeutic products that are based on a rational product design and are distinct from drugs produced and created through other biotechnology or traditional methods. Seragen's fusion proteins build upon a product template, or platform, contained within the diphtheria toxin molecule. Including its IL-2 and EGF Fusion Proteins, the Company has created six potential fusion protein products, each of which consists of fragments of diphtheria toxin fused to a targeting ligand such as a polypeptide hormone or growth factor using genetic engineering techniques. These potential products represent a family of fusion proteins, each differentiated by its specific targeting ligand, which has been selected on the basis of a cell surface receptor present in specific diseases. Each potential fusion protein product will require separate clinical trials and regulatory approvals and will be approved only for treating a specific disease.

         Seragen's long-term strategic objective is to build a pharmaceutical company around its proprietary fusion protein technology. Until 1994, the Company generally worked to prove the viability of its fusion protein products independently of pharmaceutical industry partners, maintaining all worldwide commercial rights to such products. In August 1994, Seragen and Lilly signed an agreement to form a global strategic alliance. The alliance gives Lilly exclusive worldwide development, distribution, and marketing rights, except in certain Asian countries, to Seragen's IL-2 Fusion Protein for the treatment of cancer. Lilly also has the option to obtain worldwide development, distribution, and marketing rights for additional indications for IL-2 Fusion Protein and for other Seragen products under development. Seragen retains exclusive rights to promote IL-2 Fusion Protein and future fusion proteins for dermatologic applications, outside of oncology, and will be responsible for bulk manufacturing of all products for all indications.

         Since the Company's initial public offering in April 1992, the Company has completed a second offering of 2,012,500 shares of common stock in March 1993 raising approximately $16 million in net proceeds to the Company. In February 1994, the Company completed a private placement of units consisting of 1,127,004 shares of common stock at $6.00 per share and warrants to purchase an additional 281,751 shares of common stock at $10.00 per share, raising approximately $6.5 million in net proceeds to the Company. Seragen issued common stock to Lilly in connection with the formation of its global strategic alliance with Lilly. In June 1995, the Company issued warrants (the "June 1995 Warrants") to purchase 2,776,664 shares of its Common Stock immediately exercisable at $4.75 per share and expiring in 2005 to the guarantors of $23.8 million in bank financing. The estimated fair market value of the June 1995 Warrants of $4,164,996, or $1.50 per warrant, was being recognized as interest expense over the life of the loan guarantees. As a result of the loan restructuring described below, the remaining value of the June 1995 Warrants of $3,008,053 was expensed on July 1, 1996.

         In May 1996, the Company raised gross proceeds of $4 million (approximately $3.8 million net of offering fees) through the sale of 4,000 shares of the Company's non-voting convertible Series A Preferred Stock ("Series A Shares") to investors outside the United States. The Series A Shares are convertible at the option of the holders into shares of Seragen's Common Stock at a conversion price equal to the lesser of $4.125 or 73 percent of the average closing bid prices for a five day period prior to the conversion date. Terms of the preferred stock also provide for 8% cumulative dividends payable in shares of Seragen Common Stock at the time of each conversion. Each Series A Share has a liquidation preference equal to $1,000 plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series A Shares in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company. Series A Shares which remain outstanding on November 29, 1997 will be automatically converted into shares of the Company's Common Stock.

         In July 1996, the Company restructured its arrangement with the guarantors of the $23.8 million bank financing to release the Company from its liability to the banks involved. The lines of credit have been replaced with 23,800 shares of redeemable convertible Series B preferred stock (the "Series B Shares"). The Series B Shares are convertible at a price based on the market price for the Common Stock at the time of conversion. The investors are entitled to receive cumulative cash dividends, payable quarterly. The investors also received warrants to purchase an aggregate of 5,950,000 shares of Common Stock at an exercise price of $4.00 per share (the "July 1996 Warrants"). The July 1996 Warrants are exercisable commencing on January 1, 1997 and expire on July 1, 2006. At any time, with the approval of the Company's Board of Directors, Audit Committee or comparable body, the Company may redeem any or all of the Series B Shares for cash.


         In September 1996, the Company raised net proceeds of approximately $5 million through the sale of 5,000 shares of the Company's non-voting convertible Series C Preferred Stock ("Series C Shares") in a private placement under Regulation D of the 1933 Act. The Series C Shares are convertible at the option of the holder into shares of Seragen's Common Stock at a conversion price equal to the lesser of $2.75 or 73 percent of the average closing bid prices for a five day period prior to the conversion date. Terms of the Preferred Stock also provide for 8% cumulative dividends payable in shares of Seragen Common Stock at the time of each conversion. Each Series C Share has a liquidation preference equal to $1,000 plus an amont equal to any acrued and unpaid dividends from the date of issuance of the Series C Shares in the event of a voluntary or involuntary, liquidation, dissolution or winding up of the Company. Series C Shares which remain outstanding on March 30, 1998 will be automatically converted into shares of the Company's Common Stock.

         In November 1995, the Company formed Seragen Biopharmaceuticals Ltd. ("SBL"), a privately held Canadian research and development company located in Montreal. In a private financing, SBL raised approximately $10.0 million from a group of six Canadian investors. The Canadian investors, with their contribution of $10.0 million, own 51 percent of the new company and were granted warrants to purchase 519,033 shares of Seragen common stock at $8.79 per share. Seragen, with its contribution of technology and prior laboratory and clinical development, owns 49 percent of the new company. SBL will conduct research and development and clinical trials of Seragen's proprietary fusion protein products in Canada. The new company will also market and receive royalties from sales of Seragen's products in Canada for the applications Seragen has retained under its prior agreements with Lilly.

         The Company was organized as a Massachusetts corporation in 1979 in a joint venture between Boston University and several of its scientific faculty members. It adopted its present name in 1980 and was reincorporated as a Delaware corporation in February 1982. Since 1985, the Company has focused substantially all of its efforts and resources on research and development of its fusion protein technology. Boston University became the Company's majority stockholder in 1987, and the Company's principal source of working capital from that time until its initial public offering in April 1992 was provided by Boston University. Boston University beneficially owns approximately 61.5% of the outstanding common stock of the Company.

         The Company's executive offices and laboratories are located at 97 South Street, Hopkinton, Massachusetts 01748, and its telephone number is (508) 435-2331.

                              SELLING STOCKHOLDERS


         The shares offered hereby by the Selling Stockholders are issuable upon conversion of shares of the Company's Series B Shares into Common Stock and exercise of the July 1996 Warrants acquired by the Selling Stockholders in connection with the July 1996 restructuring of certain bank financing of the Company previously guaranteed by the Selling Stockholders in June 1995. The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of September 16, 1996 (including shares of Common Stock issuable upon exercise of the July 1996 Warrants and upon conversion of the Series B Shares) and as adjusted to reflect the sale of the Common Stock offered hereby by each Selling Stockholder.

                                     Shares              Number of                Shares
                                 Owned Prior to        Shares Being             Owned After
Selling Stockholder            Offering(1) (2) (3)      Offered (3)             Offering(1)
-------------------            -------------------     ------------             -----------

                                      Number                                 Number     Percent
                                      ------                                 ------     -------

Boston University(3)(4)            16,549,322            6,858,579         9,690,743     53.3%

Leon C. Hirsch(5)                   4,885,315            4,068,649           816,666      *

Turi Josefsen (6)                   2,093,707            1,743,707           350,000      *

Gerald S.J. Cassidy                 1,424,972            1,162,471           262,501      *
and Loretta P.
Cassidy(7)

--------------------------------

           *      Less than 1%.

         (1) The persons named in this table have sole voting and investment control with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

         (2) Based on 16,803,139 shares of Common Stock outstanding on September 16, 1996.

         (3) Assumes that the Series B Shares are convertible at a conversion price of $3.019, the conversion price in effect on September 16, 1996, based on the average of the closing sale prices of the Common Stock for the ten consecutive trading days preceding that date. Assumes that the July 1996 Warrants are exercisable.

         (4) Includes 15,000 shares issuable upon exercise of stock options exercisable within 60 days. The Boston University Nominee Partnership is a partnership that was created to act as the record holder of certain securities owned by Boston University. John E. Bagalay, Jr. and Kenneth G. Condon, Directors of

                  Seragen, are general partners of such partnership and are required to vote and take other actions with respect to such shares of Common Stock as instructed by duly authorized officers of Boston University. Officers of Boston University are duly authorized by the actions of the Trustees of Boston University. General partners of the Boston University Nominee Partnership (Dr. Bagalay and Mr. Condon) and the Trustees of Boston University (James M. Howell and John R. Silber) disclaim beneficial ownership of such shares.

         (5) Does not include 350,000 and 750,000 shares issuable upon exercise of the 1995 Warrants and the July 1996 Warrants, respectively, held by Turi Josefsen, Mr. Hirsch's wife, as to which Mr. Hirsch disclaims beneficial ownership.

         (6) Does not include 816,666 and 1,750,000 shares issuable upon exercise of 1995 Warrants and the July 1996 Warrants, respectively, held by Leon C. Hirsch, Ms. Josefsen's husband, as to which Ms. Josefsen disclaims beneficial ownership.

         (7) Includes 8,000 shares issuable upon exercise of options held by Mr. Cassidy that are exercisable within 60 days. Mr. Cassidy's shares are owned jointly with his wife, Loretta P. Cassidy.

                              PLAN OF DISTRIBUTION

         The 13,833,406 shares of Common Stock of the Company offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

         The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares being offered hereunder until the earlier of the date upon which all of the shares of Common Stock offered hereby have been sold or the date on which the Selling Stockholders who are not deemed to be "affiliates" of the Company as defined in Rule 144 under the 1933 Act are permitted to publicly resell such shares of Common Stock under Rule 144(k) under the 1933 Act, as the same may be amended from time to time, or any successor regulation.

         The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

         All proceeds from any such sales will be the property of the Selling Stockholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.

                            LEGALITY OF COMMON STOCK

         The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                     EXPERTS


         The balance sheets of the Company as of December 31, 1995 and 1994 and the statements of operations, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report, which includes an explanatory paragraph concerning factors which raise substantial doubt about the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-19855).

         (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996, filed pursuant to Section 13 or 15(d) of the 1934 Act (File No. 0-19855).

         (c) The Company's Current Report on Form 8-K for the June 6, 1996 event.

         (d) The Company's Current Report on Form 8-K for the July 1, 1996 event.

         (e) The Company's Current Report on Form 8-K for the September 30, 1996 event.


         (f) The description of the Company's capital stock contained in the Company's registration statement on Form 8-A under the 1934 Act (File No. 0-19855), including amendments or reports filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
                          --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

         The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

                  Registration Fee                             $13,416.02
                  Legal Fees and Expenses                        3,500.00
                  Accounting Fees and Expenses                   5,000.00
                  Miscellaneous                                    500.00
                                                               ----------
                  TOTAL                                        $22,416.02
                                                               ==========

         The Selling Stockholders will bear the expense of their own legal counsel and miscellaneous fees and expenses, if any.

Item 15.  Indemnification of Officers and Directors
---------------------------------------------------

         The Subscription and Registration Agreement dated as of June 28, 1996 [filed as Exhibit 10.57 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, incorporated herein by reference] provides for indemnification by the Registrant of the Selling Stockholders against certain liabilities under the 1933 Act, the 1934 Act, state securities laws or otherwise, and provides for indemnification by the Selling Stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the 1933 Act, the 1934 Act, state securities laws, or otherwise.

Item 16.  Exhibits.
-------------------

Exhibit
Number            Description
------            -----------

 4.1 Article 4 of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 0-19855)

 4.2              Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.2 to the Registrant's Registration Statement on Form S-1, No. 33-45515)

 4.3              Form of Purchase Agreement executed by Gerald M. Stern, Gerald
                  M. Stern-Keogh Account, Gerald M. Stern-IRA Account, Ira A. Lipman, Guardsmark, Inc., Aegis Select Limited Partnership III, BancBoston Ventures, Inc., Charles River Partnership II, Charles River Partnership III, Charles River Partnership IV, Allstate Insurance Company, Robert E. Thorne, William R. Breetz, Gerald S. J. Cassidy, James R. Welch and John R. Whiting, Jonathan D. Schiller, Walter J. Zackrison, Francis D. Burke, Fred Chicos, Donald E. Griesdorn, Edward J. King, Maximillian Ma, Morrie Moss and David R.

                  Thissen (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, No. 33-45515)

 4.4 Agreement and Plan of Corporate Reorganization, among the Registrant, Seragen Diagnostics, Inc., Nyegaard & Co. A.S. and certain stockholders of the Registrant, dated May 28, 1985 (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-1, No. 33-45515)

 5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered

23.1              Consent of Coopers & Lybrand L.L.P.

23.2              Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                  (see Exhibit 5)

24                Power of Attorney (filed in Part II of this Registration
                  Statement)

99 Subscription and Registration Agreement dated as of June 28, 1996, among the Registrant and the Selling Stockholders (incorporated by reference to Exhibit 10.57 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 0-19855)

Item 17.  Undertakings.
-----------------------

         A.   Rule 415 Offering
              -----------------

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([Section]230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.       Filings Incorporating Subsequent Exchange Act Documents by
                  ----------------------------------------------------------
                  Reference
                  ---------

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.       Request for Acceleration of Effective Date or Filing of
                  -------------------------------------------------------
                  Registration Statement on Form S-8
                  ----------------------------------

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hopkinton, Massachusetts on October 10, 1996.

                                             SERAGEN, INC.

                                             By: /s/ George W. Masters
                                                 -------------------------------
                                                 George W. Masters
                                                 Vice Chairman, President and
                                                 Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                            Title                                         Date
----------                            -----                                         ----
              *                       Chairman of the Board and                 October 10, 1996
---------------------------------      Director
James M. Howell, Ph.D.

 /s/ George W. Masters                Vice Chairman, President,                 October 10, 1996
---------------------------------      Chief Executive Officer and Director
George W. Masters                      (principal executive officer)



 /s/ Thomas N. Konatich                     Vice President for Finance,         October 10, 1996
-------------------------------------        Chief Financial Officer,
Thomas N. Konatich                           Treasurer and Secretary
                                             (principal financial and
                                             accounting officer)

                 *                          Director                            October 10, 1996
-------------------------------------
John E. Bagalay, Jr., Ph.D., Esq.


                 *                          Director                            October 10, 1996
-------------------------------------
Gerald S. J. Cassidy


                 *                          Director                            October 10, 1996
-------------------------------------
Kenneth G. Condon, C.P.A.


                 *                          Director                            October 10, 1996
-------------------------------------
Norman A. Jacobs

                 *                          Director                            October 10, 1996
-------------------------------------
John R. Murphy

                 *                          Director                            October 10, 1996
-------------------------------------
John R. Silber, Ph.D.



* By:  /s/ Thomas N. Konatich
      ------------------------------------
      Thomas N. Konatich, Attorney-in-fact

* By:  /s/ George W. Masters
      ------------------------------------
      George W. Masters, Attorney-in-fact

                                  SERAGEN, INC.
                                  -------------


                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

Exhibit                                                               Sequential
Number              Description                                        Page No.
------              -----------                                        --------

 4.1                Article 4 of the Restated Certificate
                    of Incorporation of the Registrant
                    (incorporated by reference to Exhibit
                    3.3 to the Registrant's Quarterly
                    Report on Form 10-Q for the quarter
                    ended June 30, 1996, File No. 0-19855)

 4.2                Form of Common Stock Certificate
                    (incorporated by reference to Exhibit
                    4.2 to the Registrant's Registration
                    Statement on Form S-1, No. 33-45515)

 4.3 Form of Purchase Agreement executed by Gerald M. Stern, Gerald M. Stern-Keogh Account, Gerald M. Stern-IRA Account,
                    Ira A. Lipman, Guardsmark, Inc., Aegis
                    Select Limited Partnership III, BancBoston
                    Ventures, Inc., Charles River Partnership
                    II, Charles River Partnership III, Charles
                    River Partnership IV, Allstate Insurance
                    Company, Robert E. Thorne, William R.
                    Breetz, Gerald S. J. Cassidy, James R.
                    Welch and John R. Whiting, Jonathan D.
                    Schiller, Walter J. Zackrison, Francis D.
                    Burke, Fred Chicos, Donald E. Griesdorn,
                    Edward J. King, Maximillian Ma, Morrie
                    Moss and David R. Thissen (incorporated
                    by reference to Exhibit 4.3 to the
                    Registrant's Registration Statement on
                    Form S-1, No. 33-45515)

 4.4 Agreement and Plan of Corporate Reorganization, among the Registrant, Seragen Diagnostics, Inc., Nyegaard & Co. A.S. and certain stockholders of the Registrant, dated May 28, 1985 (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-1, No. 33-45515)

 5                  Opinion of Mintz, Levin, Cohn,
                    Ferris, Glovsky and Popeo, P.C.,
                    with respect to the legality of the
                    securities being registered (previously
                    filed)


23.1                Consent of Coopers & Lybrand L.L.P.                  II-8


23.2                Consent of counsel (Reference
                    is made to Exhibit 5)

24                  Power of Attorney to file future
                    amendments (filed in Part II of
                    the Registration Statement)

99                  Subscription and Registration
                    Agreement dated as of June 28, 1996
                    among the Registrant and the Selling
                    Stockholders (filed as Exhibit 10.57
                    to the Registrant's Quarterly Report
                    on Form 10-Q for the quarter ended
                    June 30, 1996, File No. 0-19855)